CODE OF ETHICS

(as amended on October 15 , 2004)

Nicholas Equity Income Fund, Inc., an investment company registered under the Investment Company Act of 1940, as amended, hereby adopts the following Code of Ethics governing the conduct of personal trading by persons associated with it. The purpose of this Code of Ethics is to foster compliance with applicable federal regulatory requirements and to eliminate transactions suspected of being in conflict with the best interests of the Fund.

1. Definitions.

A. Access Person. As used in this Code, the term "Access Person" shall mean any director or officer of the Fund, or any employee of the investment adviser to the Fund who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales.

B. Fund. As used in this Code, the term "Fund" shall mean Nicholas Equity Income Fund, Inc.

C. Beneficial Ownership. As used in this Code, the term "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the rules and regulations thereunder. Pursuant to Rule 16a-1(a)(2) under the Exchange Act, the term "beneficial owner" shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) a direct or indirect pecuniary interest in a security; (2) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (3) investment power, which includes the power to dispose, or to direct the disposition of, such security. For example, close family or business relationships may give rise to a degree of influence of one person over the voting or investment decisions of another such as to result in shared beneficial ownership. Typically, ownership of securities by a spouse, minor child or a trust of which an Access Person is grantor, beneficiary or trustee, will be deemed beneficial ownership of those securities by the related Access Person.

D. Security. As used in this Code, except as otherwise provided herein, the term "security" shall mean a "Covered Security" as defined in Section 2(a)(36) of the Investment Company Act, except that it shall not include: (1) direct obligations of Government of the United States; (2) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end investment companies registered under the Investment Company Act.

2. Prohibited Activities.

A. Unlawful Actions: No Access Person shall in connection with the purchase or sale of a "Security Held or To Be Acquired" by the Fund:

(1) Employ any device, scheme or artifice to defraud the Fund;

(2) Make to the Fund any untrue statement of a material fact or omit to state to the Fund any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) Engage in any act, transaction, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

(4) Engage in any manipulative practice with respect to the Fund.

For purposes of this Section 2A, a "Security Held or to Be Acquired" by the Fund shall mean any Covered Security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund. In addition, the securities subject to the foregoing anti-fraud provisions include any option to purchase or sell, and any security that is exchangeable for or convertible into, any Covered Security that is held or to be acquired by the Fund.

B. Blackout Period for Security Transactions. No Access Person shall purchase or sell, directly or indirectly, for his/her own account, or acquire any beneficial ownership in, any security which has been purchased or sold within the preceding fifteen (15) days by the Fund or which to his/her knowledge will be purchased or sold within the succeeding fifteen (15) days by the Fund unless such purchase or sale is approved in writing by Albert O. Nicholas, David O. Nicholas or Jeffrey T. May, or a person delegated by either of the foregoing, prior to the effectuation of such purchase or sale. A copy of such written approval shall be retained for a period of at least five (5) years.

C. No Access Person shall purchase any security from, or sell any security to, the Fund, unless the sale or purchase involves solely securities of which the issuer is the Fund.

3. Pre-approval of Investments in IPOs and Limited Offerings.

All Fund Investment Personnel must obtain approval from the Fund's investment adviser, Nicholas Company, Inc. (either Albert O. Nicholas, David O. Nicholas or Jeffrey T. May, or a person delegated by any of the foregoing) before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. For purposes of this requirement, the following definitions set forth in Rule 17j-1 shall apply:

Investment Personnel shall mean (1) any employee of the Fund (or any company in control of the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (2) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Initial Public Offering shall mean an offering of securities under the Securities Act of 1933, as amended ("Securities Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering shall mean an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 and Rule 506 under the Securities Act.

4. Reporting.

A. Initial Holdings Reports. No later than ten (10) days after a person becomes an Access Person of the Fund, he/she must provide an Initial Holdings Report to the Fund which contains the following information: (1) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (2) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities (not limited solely to Covered Securities) were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (3) the date that the report is submitted by the Access Person. The information in the Initial Holdings Report must be current as of a date no more than forty-five (45) days prior to the individual becoming an access person.

B. Quarterly Transaction Reports. Within thirty (30) days of the end of each calendar quarter of the Fund, each Access Person shall submit a Quarterly Transaction Report. However, Quarterly Transaction Reports do not need to be submitted pursuant to an automatic investment plan.

The Quarterly Transactions Report shall contain the following information: (1) with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price of the Covered Security at which the transaction was effected;

(d) the name of the broker, dealer or bank through which the transaction was effected; and

(e) the date that the report is submitted by an Access Person.

(2) with respect to any account established by the Access Person in which any securities (not limited solely to Covered Securities) were held during the quarter for the direct or indirect benefit of the Access Person:

(a) the name of the broker, dealer or bank with whom the Access Person established the account;

(b) the date the account was established; and

(c) the date that the report is submitted by the Access Person.

C. Annual Holdings Report. Within forty-five (45) days of the end of the calendar year, each Access Person shall submit an Annual Holdings Report containing the following information: (1) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; and (2) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities (not limited solely to Covered Securities) are held for the direct or indirect benefit of the Access Person; and (3) the date that the report is submitted by the Access Person.

D. Exceptions from Reporting Requirements.

(1) A person who qualifies as an Access Person solely because he is a director of the Fund is not required to file the report required by subparagraphs (A) and (C) hereof if such person is not an "interested" director of the Fund, as "interested" is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended; and

(2) A director of the Fund who is not an "interested person" of the Fund (as defined above) need not make a Quarterly Transaction Report as required by subparagraph (B) hereof if he/she does not know, or in the ordinary course of fulfilling his/her official duties as a director is not charged with knowing, that during the 15-day period immediately preceding or following a transaction in a Covered Security by such director, the Fund purchased or sold, or the Fund or its investment adviser considered purchasing or selling, the same security. Thus, a disinterested director only must file a Quarterly Transaction Report if he/she had, or should have had, actual or imputed knowledge at the time he/she entered into his/her transaction that (i) the Fund had engaged in a transaction in the same security within the last fifteen (15) days, or is engaging in such transaction or is going to engage in such transaction in the same security in the next fifteen (15) days, or (ii) the Fund or its investment adviser has within the last fifteen (15) days considered a transaction in the same security or is considering a transaction in the security or within the next fifteen (15) days is going to consider a transaction in the security; and

(3) An Access Person need not make any reports pursuant to this Section 4 with respect to transactions in Covered Securities over which the person has no direct or indirect influence or control.

5. Administration of Code of Ethics.

A. The Fund shall adopt procedures reasonably necessary to ensure compliance with the provisions of the Code, including procedures regarding Notification of Reporting Obligations (as required by Rule 17j-1(d)(4)), Review of Reports (as required by 17j-1(d)(3)), and Record Keeping Requirements (as required by Rule 17j-1(f)).

B. At least once a year, management of the Fund shall provide the Board of Directors of the Fund with an Annual Issues and Certification Report as required by Rule 17j-1(c)(2)(ii) of the Investment Company Act.

6. Sanctions. Mr. Jeffrey T. May, or another person designated by the Board of Directors, shall review all reports submitted, and shall determine if any violations of the Code of Ethics have occurred. If a violation of this Code of Ethics occurs, Albert O. Nicholas, David O. Nicholas or the Board of Directors of the Fund may impose such sanctions as they deem appropriate in the circumstances, including termination of employment of the violator.